Exhibit 4.1

THESE SECURITIES (AND THE SECURITIES ISSUABLE UPON CONVERSION OF THESE SECURITIES) HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS. THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES. THESE SECURITIES AND THE SECURITIES ISSUABLE UPON EXERCISE OR CONVERSION OF THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES. ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING SECTION 3 HEREOF.

dELiA*s, Inc.

SECURED CONVERTIBLE NOTE

Issuance Date: [ ], 2013	Original Principal Amount: U.S. $[ ]

Note No.:

FOR VALUE RECEIVED, dELiA*s, Inc., a Delaware corporation (the “Company”), hereby promises to pay to [                    ] or its registered assigns (“Holder”) the amount set out above as the Original Principal Amount (as reduced in connection with the automatic conversion of this Note, the “Principal”) on the Maturity Date and to pay interest (“Interest”) on any outstanding Principal at the Interest Rate (as defined below) from the date set out above as the Issuance Date (the “Issuance Date”) until the same is paid in full, whether upon the Maturity Date, the Conversion Date (as defined below) or otherwise (in each case in accordance with the terms hereof). Upon payment in full of all Principal and Interest payable hereunder (or upon conversion of this Note (as defined below) in accordance with Section 3 hereof, together with payment of any Interest due and owing upon conversion in accordance with Section 3 hereof), this Note shall be surrendered to the Company for cancellation. This Secured Convertible Note (including all Secured Convertible Notes issued in exchange, transfer or replacement hereof, this “Note”) is one of an issue of Secured Convertible Notes issued pursuant to the Purchase Agreement (as defined below) on the Issuance Date (collectively, the “Notes” and such other Secured Convertible Notes, the “Other Notes”). Certain capitalized terms used herein are defined in Section 24.

1. PAYMENTS OF PRINCIPAL. On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding Principal and all accrued and unpaid Interest. Any such payment shall be applied pro rata to the Note and the Other Notes in accordance with the respective Principal amounts thereof. The Company may not prepay any portion of the outstanding Principal or accrued and unpaid Interest.

2. INTEREST; INTEREST RATE. Interest on this Note shall (i) accrue at the Interest Rate, (ii) commence accruing on the Issuance Date, (iii) be computed on the basis of a 365-day year for the actual number of days elapsed, and (iv) be payable in cash to the Holder on the earlier of the Conversion Date and the Maturity Date. From and after the occurrence and during the continuance of any Event of Default, the applicable Interest Rate shall automatically be increased by two percent (2%) per annum above the Interest Rate otherwise applicable in accordance with the terms hereof (the “Default Rate”). In the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure.

3. CONVERSION. This Note shall be convertible into validly issued, fully paid and non-assessable shares of Common Stock (as defined below), on the terms and conditions set forth in this Section 3.

(a) Automatic Conversion. If at any time after the Issuance Date and prior to the Maturity Date, the Company obtains Stockholder Approval, then the outstanding Principal amount of this Note automatically shall convert into shares of Common Stock at the Conversion Price (as defined below) as of 12:00 noon, New York City time, on the Stockholder Approval Date; provided that such conversion shall not occur if an Event of Default has occurred and is continuing on the Stockholder Approval Date. If an Event of Default that occurred prior to the Stockholder Approval Date and was continuing on the Stockholder Approval Date is subsequently cured prior to the earlier to occur of (i) the Maturity Date and (ii) the acceleration of this Note by the Holder, then the Note shall automatically convert into shares of Common Stock at the Conversion Price as of 12:00 noon, New York City time on the date of such cure. Accrued and unpaid interest on the Conversion Date shall be payable in cash by the Company. The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share. Except as provided in this Section 3(a), this Note shall not be convertible into shares of Common Stock.

(b) Conversion Rate. The number of shares of Common Stock issuable upon conversion of this Note shall be determined by dividing (x) the outstanding Principal amount of this Note as of 12:00 noon, New York City time, on the Conversion Date by (y) the Conversion Price.

(c) Mechanics of Conversion. The Company shall notify the Holder of the automatic conversion in writing within one (1) Trading Day after the Conversion Date. Within three (3) Trading Days after the Conversion Date, the Company shall cause the Transfer Agent to issue, and the Company shall deliver, to the address of such Holder set forth in the Purchase Agreement or to such address as specified by the Holder in writing to the Company at least two (2) Business Days prior to the Conversion Date, a certificate, registered in the name of the

Holder or its designee, for the number of Conversion Shares to which the Holder shall be entitled. With respect to Interest payable in cash, the Company shall pay to the Holder within two (2) Business Days of the Conversion Date, in cash in accordance with Section 17(c), the amount of any such Interest payable on the Conversion Date.

4. GRANT OF SECURITY INTEREST. As collateral security for the Obligations, the Company hereby grants to Prendel LLC, for itself as a Holder of a Note and on behalf of all of the holders of the Other Notes (in such capacity, the “Lead Investor”), a continuing, first priority security interest in the Deposit Account, all funds therein, and all cash and non-cash proceeds thereof (collectively, the “Collateral”). The security interest in the Collateral shall remain in effect until all of the Obligations to the holders of the Notes are fully paid and satisfied.

5. RIGHTS UPON EVENT OF DEFAULT.

(a) Event of Default. Each of the following events shall constitute an “Event of Default”:

(i) the Company’s failure to pay to the Holder any amount of Principal or Interest when and as due under this Note and the continuation of such failure for a period of at least five (5) Trading Days;

(ii) the commencement by the Company of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated as bankrupt or insolvent, or the consent by it to the entry of a decree, order, judgment or other similar document in respect of the Company in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the execution of a composition of debts, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action;

(iii) the commencement against the Company by a third party of bankruptcy, insolvency, reorganization or liquidation proceedings or other similar proceedings for the relief of debtors and the same shall not be dismissed within sixty (60) days of their initiation;

(iv) any representation or warranty made by the Company in Section 3.1 of the Purchase Agreement shall prove to be incorrect as of the time it was made and all such incorrect representations and warranties made by the Company shall, when taken together in the aggregate, result in a Material Adverse Effect;

(v) the Company shall (i) merge with any Person, other than a merger with any subsidiary of the Company in which the Company is the surviving corporation, (ii) sell all or substantially all of its assets to any person or entity, or (iii) sell any equity interests of the Company if, after giving effect to such sale of equity interests of the Company, any person or group (as such term is defined in Section 13(d) of the Securities Exchange Act of 1934, as amended), would own more than 50% of the issued and outstanding equity interests of the Company; or

(vi) the Company shall breach any of the covenants set forth in Section 10 of this Note or in Section 4.5 of the Purchase Agreement.

Upon the occurrence of an Event of Default with respect to this Note or any Other Note, the Company shall promptly deliver written notice thereof via facsimile and overnight courier (with next day delivery specified) (an “Event of Default Notice”) to the Holder.

(b) If an Event of Default specified in Sections 5(a)(i), 5(a)(iv), 5(a)(v) or 5(a)(vi) occurs, then the Holder may, by written notice to the Company, declare this Note to be forthwith due and payable, as to Principal and all accrued Interest, whereupon this Note shall become forthwith due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company. If any Event of Default specified in Sections 5(a)(ii) or (iii) occurs, the Principal of and accrued Interest on this Note shall automatically forthwith become due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Company.

(c) If any Event of Default shall have occurred and be continuing:

(i) The Lead Investor, on behalf of the holders of the Notes, may exercise in respect of the Collateral all of the rights and remedies of a secured party upon default under the Uniform Commercial Code and under applicable law. Any surplus of the Collateral held by the Lead Investor remaining after the payment in full in cash of all of the Obligations shall be paid over to whomsoever shall be lawfully entitled to receive the same or as a court of competent jurisdiction shall direct.

(ii) In the event that the proceeds of any such sale, collection or realization are insufficient to pay the Obligations, the Company shall be liable for the deficiency, together with interest thereon at the Default Rate.

(iii) The Lead Investor shall not be required to marshal any present or future collateral security (including, but not limited to, the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of the Lead Investor’s rights hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights, however existing or arising. To the extent that the Company lawfully may, the Company hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of the Lead Investor’s rights under this Agreement or under any other instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, the Company hereby irrevocably waives the benefits of all such laws.

(iv) Upon the indefeasible payment in full of the Obligations, (i) the security interests created hereby shall terminate and all rights to the Collateral shall revert to the Company, and (ii) the Investors will, upon the Company’s request and at the Company’s expense, (A) return to the Company such of the Collateral as shall not have been sold or otherwise disposed of or applied pursuant to the terms hereof, and (B) execute and deliver to the Company such documents as the Company shall reasonably request to evidence such termination, all without any representation, warranty or recourse whatsoever. Notwithstanding the foregoing, the Obligations shall continue to be effective or shall be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned

(d) If any Event of Default occurs and is continuing, the Holder may pursue any available remedy to collect the payment of Principal and Interest or to enforce the performance of any provision of this Note. If an Event of Default occurs and is continuing, the holder of this Note may proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding. No course of dealing and no delay on the part of the holder of this Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Note upon the holder hereof shall be exclusive of any other right, power or remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.

6. RIGHTS UPON ISSUANCE OF OTHER SECURITIES.

(a) Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Company at any time on or after the Issuance Date subdivides (by any stock split, stock dividend, recapitalization or similar action) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time on or after the Issuance Date combines (by combination, reverse stock split or similar action) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment pursuant to this Section 6(a) shall become effective immediately after the effective date of such subdivision or combination.

(b) Calculations. All calculations under this Section 6 shall be made by rounding to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

7. NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its certificate of incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

8. RESERVATION OF AUTHORIZED SHARES. The Company shall initially reserve out of its authorized and unissued Common Stock, and for so long as any of the Notes are outstanding the Company shall take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, a number of shares of Common Stock equal to the maximum number of Conversion Shares issuable pursuant to the Notes (determined without taking into account any limitations on the conversion of the Notes set forth therein). If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of the entire outstanding principal amount of the Notes, without limitation of such other remedies as shall be available to the Holder of this Note, the Company will use its commercially reasonable efforts to take such corporate action as may, in the opinion of counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes

9. VOTING RIGHTS. The Holder shall have no voting rights as the holder of this Note, except as required by law (including, but not limited to, the Delaware General Corporation Law).

10. COVENANTS. Until all of the Notes have been converted, redeemed or otherwise satisfied in accordance with their terms:

(a) Rank. All payments due under this Note shall rank pari passu with all Other Notes.

(b) Preservation of Existence, Etc. The Company shall maintain and preserve its existence, rights and privileges.

(c) Incurrence of Indebtedness. Without the approval of the Board of Directors of the Company by a vote of at least 4 of the 5 members of the Board of Directors of the Company, the Company shall not (y) create, incur, assume, suffer to exist or otherwise become or remain liable with respect to, any indebtedness for borrowed money other than pursuant to the Credit Agreement or (z) grant any Lien (as defined in the Purchase Agreement) on the assets of the Company or its subsidiaries; provided, however, that the foregoing restriction shall not, subject to Section 10(f)(ii) of this Note, in any way, apply to, prohibit or otherwise restrict (i) the Salus Liens (as defined in the Purchase Agreement) or (ii) any other Liens that are permitted under the Credit Agreement.

(d) Issue Securities. Without the approval of the Board of Directors of the Company by a vote of at least 4 of the 5 members of the Board of Directors of the Company, the Company shall not issue or sell any shares of the capital stock of the Company or issue any options, warrants or convertible securities, other than pursuant to (i) the Follow-On Offering (as defined in the Purchase Agreement), (ii) that certain Stockholder Rights Agreement between the Company and American Stock Transfer & Trust Company, as Rights Agent, (iii) the exercise of options or warrants to purchase shares of the Company equity interests existing on the date hereof and (iv) the grant of options or the issuance of shares of restricted stock to officers, directors and employees pursuant to the Company’s equity incentive plans (and the exercise of any such options granted after the date hereof).

(e) Deposit Account Control Agreement. Within fifteen (15) days of the Issuance Date, the Company will cause the bank or financial institution at which the Deposit Account shall be maintained to enter into with the Company and the Lead Investor a deposit account control agreement in form and substance acceptable to the Lead Investor (such acceptance not to be unreasonably withheld or delayed). The Lead Investor will promptly comment on the form of deposit account control agreement.

(f) Use of Proceeds of Deposit Account Control Agreement. For so long as the Notes are outstanding, the Company shall not (i) use or withdraw any of the proceeds in the Deposit Account (except for an amount equal to the Principal amount of the Notes so converted into Common Stock in accordance with the terms of the Notes) or (ii) grant any Lien on or any Person (other than Lead Investor, on behalf of the holders of the Notes) any interest in the Deposit Account or the proceeds thereof.

11. AMENDING THE TERMS OF THIS NOTE. The prior written consent of the Holder shall be required for any change or amendment to this Note.

12. TRANSFER. This Note may be offered, sold, assigned or transferred by the Holder in whole or in part, subject only to the provisions of the restrictive legend set forth at the top of the first page of this Note; provided that, so long as no Event of Default has occurred and is continuing, any such sale, assignment or transfer shall be subject to the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned; provided, further, that any partial offer, sale, assignment or transfer of this Note shall be in a principal amount not less than $250,000.

13. REISSUANCE OF THIS NOTE.

(a) Transfer. If this Note is to be transferred as permitted under Section 12 above, the Holder shall surrender this Note to the Company along with a duly executed copy of the transfer instrument attached hereto as Exhibit A, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 13(c)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less than the entire outstanding Principal is being transferred, a new Note (in accordance with Section 13(c)) to the Holder representing the outstanding Principal not being transferred.

(b) Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 13(c)) representing the outstanding Principal.

(c) Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding, (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest on the Principal and Interest of this Note, from the Issuance Date.

14. REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required. The Company shall provide all information and documentation to the Holder that is requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Note (including, without limitation, compliance with Section 10).

15. CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any Person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note. Terms used in this Note but defined in the Purchase Agreement shall have the meanings ascribed to such terms on the Issuance Date in the Purchase Agreement unless otherwise consented to in writing by the Holder.

16. FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

17. NOTICES; CURRENCY; PAYMENTS.

(a) Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 7 of the Purchase Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore.

(b) Currency. All principal, interest and other amounts owing under this Note or any Transaction Document that, in accordance with their terms, are paid in cash, shall be paid in United States Dollars (“U.S. Dollars”).

(c) Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, unless otherwise expressly set forth herein, such payment shall be made in lawful money of the United States of America by (i) wire transfer of immediately available funds to such Person according to wire transfer instructions previously provided to the Company in writing or (ii) a certified check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day.

18. CANCELLATION. After all Principal and accrued Interest at any time owed on this Note have been paid in full (or upon conversion of this Note in accordance with Section 3 hereof, together with payment of any Interest due and owing upon conversion in accordance with Section 3 hereof), this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

19. WAIVER OF NOTICE. To the extent permitted by law, the Company hereby irrevocably waives demand, notice, presentment, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

20. SEVERABILITY. If any provision of this Note is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Note shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Note.

21. GOVERNING LAW. THE CORPORATE LAWS OF THE STATE OF DELAWARE SHALL GOVERN ALL ISSUES CONCERNING THE RELATIVE RIGHTS OF THE COMPANY AND ITS STOCKHOLDERS. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD DEFER TO THE LAW OF ANOTHER JURISDICATION. THE COMPANY AND THE HOLDER HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL

COURTS SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN FOR THE ADJUDICATION OF ANY DISPUTE BROUGHT BY THE COMPANY OR THE HOLDER HEREUNDER, IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN (INCLUDING WITH RESPECT TO THE ENFORCEMENT OF ANY OF THE TRANSACTION DOCUMENTS), AND HEREBY IRREVOCABLY WAIVE, AND AGREE NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY THE COMPANY OR THE HOLDER, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, OR THAT SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER. THE COMPANY AND THE HOLDER EACH HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF VIA REGISTERED OR CERTIFIED MAIL OR OVERNIGHT DELIVERY (WITH EVIDENCE OF DELIVERY) TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THIS AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW. THE COMPANY AND THE HOLDER HEREBY WAIVE ALL RIGHTS TO A TRIAL BY JURY.

22. MAXIMUM PAYMENTS. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Holder and, if there shall remain any excess after such application, such excess shall be refunded to the Company.

23. APPOINTMENT OF LEAD INVESTOR.

(a) Appointment. The Holder hereby designates Lead Investor to act as agent (“Agent”) for the holders of the Notes with respect to any and all actions taken by the Lead Investor, on behalf of the holders of the Notes and the other Transaction Documents with respect to the Collateral (including under Section 4 and Section 5(c) hereof). The Holder hereby irrevocably authorizes Lead Investor to take such action on its behalf with respect to the Collateral under the provisions of this Agreement and the other Loan Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Lead Investor by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Lead Investor shall hold all Collateral, payments of principal and interest, fees, charges and collections received pursuant to the Transaction Documents in its capacity as Agent (and not in its individual capacity as a holder of a Note), for the ratable benefit of the holders of the Notes in proportion to the aggregate amounts then due and owing to the holders under the Notes. Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by the Transaction Documents, Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Holders, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action which exposes Agent to liability or which is contrary to this Agreement or the other Transaction Documents or applicable law unless Agent is furnished with an indemnification reasonably satisfactory to Agent with respect thereto.

(b) Nature of Duties. Agent shall have no duties or responsibilities except those expressly set forth in the Notes. Neither Agent nor any of its officers, directors, partners, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), or (ii) responsible in any manner for any recitals, statements, representations or warranties made by the Company contained in any of the Transaction Documents or for any failure of the Company to perform its obligations under any of the Transaction Documents. Agent shall not be under any obligation to any holder of the Notes to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, the Transaction Documents, or to inspect the properties, books or records of the Company. The duties of Agent shall be mechanical and administrative in nature; Agent shall not by reason of the Transaction Documents have a fiduciary relationship in respect of the Holder or any other holder of the Notes; and nothing herein, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of the Transaction Documents except as expressly set forth herein.

(c) Lack of Reliance on Agent and Resignation. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of the Transaction Documents or existence of any Event of Default. Agent may resign on thirty (30) days’ written notice to each of the holders of the Notes and the Company and upon such resignation, the Required Holders will promptly designate a successor Agent. Any such successor Agent shall succeed to the rights, powers and duties of Agent, and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent. After any Agent’s resignation as Agent, the provisions of this Section 23 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.

(d) Certain Rights of Agent. If Agent shall request instructions from the holders of the Notes with respect to any act or action (including failure to act) in connection with the Notes or with respect to the Collateral, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Holders; and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, the holders of the Notes shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Required Holders.

(e) Reliance. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, email, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to the Notes and the other Transaction Documents and its duties hereunder, upon advice of counsel selected by it. Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.

(f) Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default hereunder, unless Agent has received written notice from a holder of the Notes or the Company referring to the Notes, describing such Event of Default and stating that such notice is a “notice of default”. In the event that Agent receives such a notice, Agent shall give notice thereof to the holders of the Notes. Agent shall take such action with respect to such Event of Default in respect of the Collateral as shall be reasonably directed by the Required Holders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default in respect of the Collateral as it shall deem advisable in the best interests of the holders of the Notes.

(g) Indemnification. To the extent Agent is not reimbursed and indemnified by the Company, each holder of the Notes will reimburse and indemnify Agent in proportion to its respective portion of the Notes outstanding, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of the Notes or the other Transaction Documents; provided that, the holders of the Notes shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment).

(h) Agent in its Individual Capacity. With respect to the rights of Agent arising under the Note purchased by it and the other Transaction Documents to which it is a party, the Agent shall have the same rights and powers hereunder as any other holder of the Notes as if it were not performing the duties as Agent specified herein.

24. COLLECTION. The Company agrees to pay all reasonable costs and expenses incurred by the Holder or the Agent, on behalf of the holders of the Notes, including reasonable attorneys’ fees (including those for appellate proceedings), incurred in connection with any Event of Default or in connection with the collection or attempted collection or enforcement hereof, whether or not legal proceedings may have been instituted.

25. CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

(a) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(b) “Collateral” shall have the meaning assigned to that term in the Purchase Agreement.

(c) “Common Stock” means (i) the Company’s shares of common stock, $0.001 par value per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

(d) “Conversion Date” means the date upon which this Note is converted pursuant to Section 3(a).

(e) “Conversion Price” means, $1.05, subject to adjustment as provided herein.

(f) “Conversion Shares” means the shares of Common Stock issuable upon conversion of the Notes.

(g) “Credit Agreement” means that certain Credit Agreement, dated as of June 14, 2013, as amended to date and in effect from time to time, among the Company, as the Lead Borrower for the Borrowers named therein, the Guarantors named therein, Salus Capital Partners, LLC, as Administrative Agent and Collateral Agent, and the other lenders party thereto.

(h) “Deposit Account” means the deposit account of the Company established by the Company for the purpose of holding the proceeds of the Notes during the period provided for in the Purchase Agreement.

(i) “Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code (Chapter 11 of Title 11 of the United States Code) or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

(j) “Interest Rate” means Seven and Twenty-Five Hundredths percent (7.25%) per annum. The “Interest Rate” shall in all cases be subject to adjustment as set forth in Section 2.

(k) “Material Adverse Effect” shall mean any set of circumstances or events which (i) has or could reasonably be expected to have any material adverse effect upon the business, properties, assets, financial condition, results of operations or prospects of the Company and its subsidiaries taken as a whole, (ii) impairs or could reasonably be expected to impair the ability of the Company to perform its obligations under the Transaction Documents, or (iii) impairs or could reasonably be expected to impair the ability of the Holder to enforce its legal remedies pursuant to the Transaction Documents.

(l) “Maturity Date” means the earlier of (i) [            , 20    ]3 and (ii) the Trading Day after the Stockholder Meeting (as defined in the Purchase Agreement) if Stockholder Approval is not obtained at the Stockholder Meeting.

(m) “Obligations” means for so long as the Notes are outstanding, the payment by the Company, as and when due and payable (by scheduled maturity, acceleration, demand or otherwise, but not including the payment of any Notes by conversion thereof into shares of Common Stock), of all principal and interest from time to time owing by the Company under the Notes, including, without limitation, all interest that accrues after the commencement of any Insolvency Proceeding of the Company, whether or not the payment of such interest is unenforceable or is not allowable due to the existence of an Insolvency Proceeding.

(n) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(o) “Purchase Agreement” means that certain Securities Purchase Agreement, dated as of the Issuance Date, by and among the Company and the initial holders of the Notes pursuant to which the Company issued the Notes and the Warrants, as may be amended, modified or supplemented from time to time.

(p) “Principal Market” means the Nasdaq Global Market.

(q) “Required Holders” means the holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding (which majority must include the Lead Investor).

(r) “Stockholder Approval” means approval by the stockholders of the Company of the issuance of all of the Conversion Shares issuable under the Notes in accordance with applicable law and the rules and regulations of the Principal Market.

(s) “Salus Liens” shall have the meaning ascribed to it in the Purchase Agreement.

(t) “Stockholder Approval Date” the date on which the Company obtains Stockholder Approval.

(u) “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which

[3]	6 months from the Issuance Date.

the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00 p.m., New York City time) unless such day is otherwise designated as a Trading Day in writing by the Holder.

(v) “Transaction Documents” means this Note, the Other Notes, the Purchase Agreement, together with any amendments, restatements, extensions or other modification thereto.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

dELiA*s, Inc.

By:
Name:
Title:

EXHIBIT A

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto [NAME OF ASSIGNEE] the within instrument of dELiA*s, Inc. and does hereby irrevocably constitute and appoint [            ] as Attorney to transfer said instrument on the books of the within-named Company, with full power of substitution in the premises.

Please Insert Social Security or Other Identifying Number of Assignee:

Dated:             , 20

By:
Name:
Title:

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatever.